EXHIBIT 10.32

SUBLEASE

by and between

ELECTRONIC ARTS INC.,
a Delaware corporation

as Sublandlord,

and

PLAYA CAPITAL COMPANY, LLC,
a Delaware limited liability company

as Subtenant,

at

5510 Lincoln Boulevard, Los Angeles, California

SUBLEASE

     THIS SUBLEASE (“Sublease”) is made as of this 31st day of July, 2003, by and between ELECTRONIC ARTS INC., a Delaware corporation (the “Sublandlord”), and PLAYA CAPITAL COMPANY, LLC, a Delaware limited liability company (the “Subtenant”) with regard to the following facts:

R E C I T A L S

     A.     Sublandlord is the tenant under that certain Water’s Edge Los Angeles, California Office Lease dated July 31, 2003 (the “Lease”) with PLAYA VISTA – WATER’S EDGE, LLC, a Delaware limited liability company (“Landlord”), pursuant to which Sublandlord leased from Landlord all of the space located at 5510 and 5570 Lincoln Boulevard, Los Angeles, California, consisting of Building 1 and Building 2 (collectively, “Buildings”) in the project commonly known as “Water’s Edge,” as more particularly described on Exhibit “A” attached to the Lease (the “Premises”).

     B.     Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Premises consisting of approximately 17,705 rentable square feet located on the first (1st) floor of Building 2 (5510 Lincoln Boulevard, Los Angeles, California (“Building”)) to be known as Suite 100, all as more particularly depicted on Exhibit “A” attached hereto and incorporated herein by this reference (the “Sublease Premises”), upon the terms, covenants and conditions set forth in this Sublease.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease, unless expressly superseded by the terms of this Sublease.

2.     Sublease.

     a.     Grant of Sublease. Pursuant to the express terms, covenants and conditions set forth in this Sublease, Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord, the Sublease Premises on an “as-is,” “where-is” basis, subject only to Sublandlord’s due and timely completion of the Access Improvements and other improvements more particularly described in Section 1 of Exhibit “B” attached hereto.

     b.     Condition of Premises. Except as expressly set forth herein, no representations or warranties of any kind have been made by Sublandlord to Subtenant concerning the condition of the Sublease Premises, nor have any promises to alter or improve the Sublease Premises been made by Sublandlord or any party on behalf of Sublandlord; provided, however, that to the extent the Lease includes covenants of Landlord relating to the condition of the Building and/or the Sublease Premises, Sublandlord hereby agrees that Subtenant shall have the rights and benefits thereto under this Sublease to the extent it affects Subtenant’s improvement, use and occupancy of the Sublease Premises and Sublandlord agrees to use commercially reasonable efforts to enforce the same. Subject to the foregoing, Subtenant is subleasing the Sublease Premises from Sublandlord after having had an opportunity to fully inspect the Sublease Premises and the right not to execute this Sublease if the results of said inspection were unacceptable. Subtenant hereby agrees that the term “as is”, as used in the previous subsection means, upon Subtenant’s approval of said inspection and upon Sublandlord’s completion of the Access Improvements as required by this Sublease, Subtenant is agreeing to sublease the Sublease Premises, without warranty or representation other than those representations and warranties, if any, made by Landlord under the Lease, as to the physical condition of the Sublease Premises and/or the compliance of same with building, fire, health and zoning codes and other applicable laws, ordinances and regulations. Sublandlord hereby expressly disclaims any and all warranties or representations made to Subtenant, whether the same were made by any partner, officer, director or employee of Sublandlord or any other agent, such as a broker, whether oral or written, express or implied.

     c.     Initial Improvements. Notwithstanding anything to the contrary herein or in the Lease, Subtenant shall be permitted to make initial improvements to the Sublease Premises in accordance with the terms of that certain Work Letter attached hereto as Exhibit “B” (the “Initial Improvements”).

3.     Term.

     a.     Initial Term. The term (“Term”) of this Sublease shall commence on the later of (i) the date the Lease commences, (ii) the date on which the Sublease Premises are delivered to Subtenant by Sublandlord, and (iii) the date on which the Consent (as defined in Section 13, below) is received from Landlord (the “Commencement Date”) and shall expire as of 11:59 p.m. on the “Lease Expiration Date,” as that term is defined in the Lease, with respect to the initial “Lease Term,” as that term is defined in the Lease, unless this Sublease is sooner terminated pursuant to any provision of this Sublease or the Lease (the “Expiration Date”). Notwithstanding anything herein or in the Lease to the contrary, Subtenant shall have no rights to extend the term of this Sublease beyond the Expiration Date. At the request of either party, promptly following the Commencement Date, the parties shall enter into a written agreement fixing the exact date on which the Commencement Date and other dates are to occur during the Term in the form attached hereto as Exhibit “C.” Upon the later to occur of (a) the date on which this Sublease is fully executed and delivered or (b) the date on which the Consent is received from Landlord (the “Delivery Date”), Sublandlord shall deliver possession of the Sublease Premises to Subtenant, free from the actual possession or any claims of possession of any third party. From and after the Delivery Date, Subtenant shall be allowed to enter the Sublease Premises for purposes of design, construction and installation of its furniture, fixture and equipment and for Subtenant’s occupancy, without advancing the Commencement Date, provided that (i) except for the obligation to pay Basic Rent (as such term is defined below), Subtenant shall comply with all provisions of this Sublease and all of the provisions of this Sublease (other than the obligation to pay Basic Rent) shall be binding upon Subtenant; and (ii) Subtenant shall first provide Sublandlord with copies of the insurance policies (or certificates thereof) for all insurance required to be maintained by Subtenant pursuant to the terms hereof, and such insurance shall comply with all of the terms set forth herein. Notwithstanding anything to the contrary contained herein, in the event the Commencement Date does not occur on or prior to October 1, 2003 (subject to a day delay for each day of “Force Majeure,” as that term is defined in the Lease, and/or Subtenant delays), Subtenant shall have the right to terminate this Sublease at any time prior to the occurrence of the Commencement Date upon written notice to Sublandlord.

     b.     Subtenant Early Termination Option.

          (1) Subtenant’s Rights. Subtenant shall have the right to accelerate the Expiration Date (“STET Option”) with respect to the entire Sublease Premises only from the Expiration Date to the date immediately preceding the fifth (5th) anniversary of the Commencement Date (the “STET Date”), if, and only if: (i) Subtenant is not in default under the Sublease on the date Subtenant provides Sublandlord with the STET Notice (hereinafter defined); (ii) no part of the Sublease Premises is sublet for a term extending past the STET Date; (iii) the Sublease has not been assigned; (iv) Sublandlord receives notice of early termination from Subtenant (“STET Notice”) not more than twelve (12) full calendar months nor less than nine (9) full calendar months prior to the STET Date; and (v) Subtenant timely pays the STET Fee (as defined below) to Sublandlord.

          (2) Early Termination Fee. If Subtenant exercises its STET Option, Subtenant shall pay to Sublandlord on the STET Date the sum of (a) $735,453.53 (the “STET Fee”), as a fee in connection with the acceleration of the Expiration Date and not as a penalty, and (b) an amount equal to the unamortized portion as of the STET Date of the “Excess Improvement Allowance,” as that term is defined in the Subtenant Work Letter, which amount shall be amortized over the Term together with interest thereon at the rate of nine percent (9%) per annum (“Excess Allowance Payment”). Subtenant shall remain liable for all Basic Rent (as defined herein) and Additional Rent (as defined herein) and other sums due under the Sublease up to and including the STET Date even though billings for such may occur subsequent to the STET Date.

     c.     First Sublandlord Early Termination Option. Sublandlord shall have the right to accelerate the Expiration Date (“First SLET Option”) with respect to the entire Sublease Premises only from the Expiration Date to the date (the “First SLET Date”) immediately preceding the fourth (4th) anniversary of the Commencement Date upon notice to Subtenant (the “First SLET Notice”) delivered not less than twelve (12) months prior to the First SLET Date. In connection with the foregoing, (i) Subtenant shall cause any sublease or other occupancy agreement entered into by Subtenant with respect to all or any portion of the Sublease Premises to terminate (or be cancelable by Subtenant) prior to the First SLET Date, (ii) Subtenant shall remain liable for the payment of all Basic Rent, Additional Rent and other sums due under the Sublease up to and including the First SLET Date even though billings for such may occur subsequent to the First SLET Date, (iii) as of the date Sublandlord provides Subtenant with a First SLET Notice, any outstanding tenant improvement allowance not claimed and properly utilized by Subtenant in accordance with the Sublease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect, and (iv) Subtenant shall pay to Landlord an amount equal to the Excess Allowance Payment as of the First SLET Date. Notwithstanding anything to the contrary contained in this Sublease, if the Sublandlord exercises its First SLET Option, Subtenant shall thereafter not be obligated to pay Basic Rent for months 40-48 of the Term.

     d.     Second Sublandlord Early Termination Option. Sublandlord shall have the right to accelerate the Expiration Date (“Second SLET Option”) with respect to the entire Sublease Premises only from the Expiration Date to the date (the “Second SLET Date”) immediately preceding the fifth (5th) anniversary of the Commencement Date upon notice to Subtenant (the “Second SLET Notice”) delivered not less than thirteen (13) months prior to the Second SLET Date. In connection with the foregoing, (i) Subtenant shall cause any sublease or other occupancy agreement entered into by Subtenant with respect to all or any portion of the Sublease Premises to terminate (or be cancelable by Subtenant) prior to the Second SLET Date, (ii) Subtenant shall remain liable for the payment of all Basic Rent, Additional Rent and other sums due under the Sublease up to and including the Second SLET Date even though billings for such may occur subsequent to the Second SLET Date, (iii) as of the date Sublandlord provides Subtenant with a Second SLET Notice, any outstanding tenant improvement allowance not claimed and properly utilized by Subtenant in accordance with the Sublease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect, and (iv) Subtenant shall pay to Landlord an amount equal to the Excess Allowance Payment as of the Second SLET Date. Notwithstanding anything to the contrary contained in this Sublease, if the Sublandlord exercises its Second SLET Option, Subtenant shall thereafter not be obligated to pay Basic Rent for months 48-60 of the Term.

     e.     Holdover. Notwithstanding anything to the contrary contained in the Lease, if Subtenant fails to surrender the Sublease Premises upon the termination or expiration of this Sublease, with or without the express or implied consent of Sublandlord, Subtenant shall pay rent during such tenancy at a monthly rate equal to the greater of (i) the amount which Landlord requires Sublandlord to pay with respect to the Premises during such tenancy pursuant to the Lease, or (ii) one hundred fifty percent (150%) of the Basic Rent and Additional Rent applicable under this Sublease during the last period of the Term and, in addition to any and all other liabilities of Subtenant to Sublandlord accruing therefrom and any and all other rights and remedies of Sublandlord provided herein, at law, or in equity, Subtenant shall protect, defend, indemnify and hold Sublandlord harmless from all loss, cost (including reasonable attorneys’ fees) and liability resulting from such failure to surrender the Premises within thirty (30) days following the Expiration Date (except for any liability of Sublandlord to Landlord for which there will be no thirty (30) day grace period), including, without limiting the generality of the foregoing, any claims made by any succeeding tenant, or Sublandlord itself, founded upon such failure to surrender, and any losses suffered by Sublandlord (where Subtenant caused Sublandlord to default under any of the Sublandlord’s obligations) or Landlord, including loss profits. Notwithstanding the foregoing or anything to the contrary herein, Subtenant acknowledges that it is responsible for removing all alterations to the Sublease Premises made by Subtenant and required, pursuant to the terms of the Lease, to be removed at the end of the Term.

4.     Rent.

     a.     Basic Rent. Effective as of the Commencement Date and except as expressly set forth herein, Subtenant shall pay to Sublandlord, or its designee, rent for the Sublease Premises in the monthly payments as set forth below (“Basic Rent”), in advance, on or before the first day of each month during the Term of this Sublease.

	Annual Rate Per
Month of Term	Square Foot	Annual Base Rent	Monthly Base Rent

1-30	$30.60	$541,773.00	$45,147.55
31-60	$32.16	$569,392.80	$47,449.40
61-90	$33.72	$597,012.60	$49,751.05
91-Expiration Date	$35.40	$626,757.00	$52,229.75

Basic Rent and all other payments of rent and other sums under this Sublease shall be payable by Subtenant without notice, demand, reduction or set-off in lawful money of the United States of America to Sublandlord or its agent at the address set forth in this Sublease, or to such other person or such other places as Sublandlord may from time to time designate in writing.

Until further notice, all payments should be made payable to Electronic Arts Inc. and sent to Electronic Arts Inc., 640 North Sepulveda Boulevard, Los Angeles, California 90049, Attention: Jon Lutz.

If the Term begins or ends on a day other than the first or last day of a month, the Basic Rent or Additional Rent for the partial month shall be prorated on the basis of a thirty (30) day month. If Subtenant fails to pay any item or installment of Rent (as defined below) within five (5) business days following the date due, Subtenant shall pay Sublandlord an administrative late fee equal to three percent (3%) of the past due Rent.

     b.     Basic Rent Credit. Notwithstanding any provision of this Section 4 to the contrary, so long as Subtenant is not in default under this Sublease beyond the expiration of any applicable cure period, Subtenant shall be entitled to a credit for Basic Rent in the amount of (i) $45,147.75 per month (prorated for any partial months) to be applied against the Basic Rent due for each month during the period from the Commencement Date to December 31, 2003, (ii) $12,000.00 per month to be applied against the Basic Rent due for each month during the period from January 1, 2004 to June 30, 2004, (iii) $45,147.75 per month to be applied against the Basic Rent due for the 12th and 24th full calendar months of the Term, and (iv) $49,751.05 to be applied to the Basic Rent due for the 61st full calendar month of the Term (each period of time in which Basic Rent is abated to be referred to herein as a “Basic Rent Credit Period”). If, during the Term, a default by Subtenant results in the termination of this Sublease prior to the Expiration Date, a proportion of the aggregate Basic Rent credits described above (the “Basic Rent Credits”), which proportion shall be determined by multiplying the total Basic Rent Credits by a fraction, the numerator of which shall be the number of months remaining in the Term at the time the subject Subtenant default first occurs and the denominator of which shall be the total number of months in the Term, shall immediately become due and payable to Sublandlord. The payment obligation of Subtenant following termination of this Sublease upon default shall be in addition to all other obligations of Subtenant and shall not limit or affect any of Sublandlord’s other rights, pursuant to this Sublease or at law or in equity. During each Basic Rent Credit Period, only Basic Rent shall be abated (and only to the extent of the Basic Rent Credits), and all non-abated Basic Rent and Additional Rent (as defined below) and other costs and charges specified in this Sublease shall remain as due and payable pursuant to the provisions of this Sublease.

     c.     Additional Rent. Notwithstanding anything to the contrary in this Sublease, Subtenant shall not be required to pay any portion of Operating Expenses or Taxes payable by Sublandlord under the Lease; provided, however, in lieu thereof, Subtenant agrees to pay to Sublandlord the amounts set forth below as “Additional Rent,” in advance, on or before the first day of each month during the term of this Sublease.

Month Of Term	Amount

1 –12	$0.00
13 – 24	$531.15
25 – 36	$1,078.23
37 – 48	$1,641.73
49 – 60	$2,222.13
61 – 72	$2,819.95
73 – 84	$3,435.69
85 – 96	$4,069.92
97 – 108	$4,723.16
109 – 120	$5,396.00

     d.     Subtenant Surcharges. During the Term, Subtenant shall pay to Sublandlord, as additional rent, the amount payable to Landlord or Sublandlord for Subtenant Surcharges (as defined below). The term “Subtenant Surcharges” shall mean (i) any and all amounts other than Basic Rent which become due and payable by Subtenant to Sublandlord hereunder, and (ii) any and all amounts which become due and payable by Sublandlord to Landlord under the Lease (which are Subtenant’s responsibility hereunder) or are incurred by Sublandlord as additional charges which would not have become due and payable and/or would not have been incurred but for the acts and/or failures to act of Subtenant under this Sublease but specifically excluding any services which are being provided hereunder to Subtenant free of charge. Subtenant shall pay the Subtenant Surcharges set forth above within ten (10) days after the presentation of statements therefor by Landlord or Sublandlord to Subtenant. As used in this Sublease: (1) “Additional Rent” shall mean all amounts due from Subtenant to Sublandlord hereunder other than Basic Rent; and (2) “Rent” shall mean all Basic Rent and Additional Rent.

     e.     Taxes and Other Charges for Which Subtenant Is Directly Responsible. Subtenant shall be liable for and shall pay before delinquency, taxes levied against Subtenant’s equipment, furniture, fixtures and any other personal property located in or about the Sublease Premises. If any such taxes on Subtenant’s equipment, furniture, fixtures and any other personal property are levied against Sublandlord or Sublandlord’s property or if the assessed value of Sublandlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Sublandlord pays the taxes based upon such increased assessment, which Sublandlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Subtenant, Subtenant shall upon demand repay to Sublandlord the taxes so levied against Sublandlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. If the tenant improvements in the Sublease Premises, whether installed and/or paid for by Sublandlord or Subtenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to “building standard” (which shall be deemed to equal $45.00 per rentable square foot of the Sublease Premises for purpose of this subsection) in other space in the Premises are assessed, then the Taxes levied against Sublandlord or the Premises by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Subtenant.

5.     Intentionally Deleted.

6.     Use.

     a.     General. The Sublease Premises shall be used for general office use and shall not be used or permitted to be used for any other purpose without the prior written consent of Sublandlord and Landlord, which consent may be withheld in Sublandlord’s or Landlord’s sole discretion, as the case may be. All provisions of the Lease further restricting (but not expanding) the use of the Premises (including, without limitation, Article 5 of the Lease) shall apply to the Subtenant.

     b.     Common Areas. Notwithstanding anything to the contrary in this Sublease, Subtenant acknowledges and agrees that a majority of the Common Areas has been reserved for the exclusive use of Sublandlord and Subtenant shall have no rights to use any portions of the Commons Areas located within the project of which the Buildings are a part except for the right to use the common hallway and restrooms on the floor containing the Sublease Premises, the exterior entry way and stairs to the

Subtenant Premises, a shower room to be provided by Sublandlord, the freight elevator of the Building together with the freight elevator lobby and the designated Subtenant Parking Area as initially depicted on Exhibit “E” attached hereto and made a part hereof. Subject to the foregoing and Sublandlord’s reasonable rules and regulations and security requirements and applicable laws, Subtenant shall have access to the Sublease Premises 24 hours a day, 7 days a week.

     c.     Parking.

          (1) Subtenant Parking Area and Charges. During the entire Term of this Sublease, subject to Subtenant’s compliance with the terms and conditions set forth in Article 28 of the Lease, Subtenant shall rent from Sublandlord on an exclusive basis a portion of the parking facilities serving the Building (the “Existing Parking Facilities”) as designated by Sublandlord and reasonably approved by Subtenant provided that the parking area designated by Sublandlord must have no less than 53 designated spaces, Subtenant may re-stripe such spaces and Subtenant may use aisles of such designated area to stack vehicles, provided, however, if Sublandlord and Subtenant are unable to agree on such a parking area, the area designated on Exhibit “E” attached hereto and made a part hereof shall be deemed to be such area (the “Subtenant Parking Area”) and Subtenant shall have the obligation to pay for the Subtenant Parking Area regardless of whether all spaces contained therein are actually used by Subtenant; provide, however, Sublandlord hereby reserves the right, at Sublandlord’s request from time to time during the Term, to alter and/or segregate the Subtenant Parking Area from the remainder of the Existing Parking Facilities (it being agreed that Sublandlord shall be entitled to secure and/or partition the Subtenant Parking Area from the areas in the Existing Parking Facilities being utilized by Sublandlord) subject to the reasonable approval of Subtenant and so long as the Subtenant Parking Area contains at least 53 designated spaces; provided, further, however, during any construction of “Building 3” as that term is defined in the Lease, including without limitation, any surface parking lot on the Building 3 pad at the commencement of the Term, Subtenant acknowledges that Sublandlord and/or Landlord shall have the right to park Playa Vista Visitor Center and visitors in the Subtenant Parking Area. During the first year of this Sublease, commencing on the Commencement Date, Subtenant shall pay, as consideration for the Subtenant Parking Area, $2,805 per month (the “Parking Charge”) together with all applicable parking taxes, which amounts shall be payable in advance with Subtenant’s payment of monthly Basic Rent. The Parking Charge shall include access to valet assist attendant services during Business Hours. Commencing on the first (1st) anniversary of the Commencement Date and on each anniversary thereafter, the Parking Charge shall increase by three percent (3%) from the Parking Charge previously in effect. No deductions from the Parking Charge shall be given for days on which Subtenant does not utilize any of its parking spaces. Subtenant may, from time to time request additional space for parking, and if Sublandlord shall provide the same, at Sublandlord’s sole discretion, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established by Sublandlord from time to time.

          (2) Restriping and Neighborhood Electric Vehicles. Subtenant shall have the right, at its sole cost and expense, to restripe and/or number spaces of the Subtenant Parking Area to (a) assign specific spaces to its employees and/or label spaces as visitor parking, (b) provide for additional or different handicap parking within the Subtenant Parking Area, (c) designate parking spaces for Subtenant’s fleet of neighborhood electric vehicles (the “GEM Fleet”), and (d) otherwise maximize the utility of the Subtenant Parking Area; provided, however, that any such restriping activities shall not interfere with the balance of Sublandlord’s parking facility, including ingress thereto or egress therefrom, or result in a net reduction of parking spaces for purposes of complying with any laws, ordinances or regulations pertaining to the Buildings or any net reduction in handicap parking spaces. Sublandlord shall permit Subtenant to connect up to fifteen (15) GEM Fleet vehicles into Building power supply outlets located in the Subtenant Parking Area for purposes of recharging those vehicles, the power costs for which shall be deemed included in the Parking Charge.

          (3) Parking Rules and Regulations. Subtenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Existing Parking Facilities. Sublandlord (and Landlord, as the case may be) reserves the right to adopt, modify and enforce reasonable rules (“Parking Rules”) governing the use of the Existing Parking Facilities from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Sublandlord (or Landlord, as the case may be) may refuse to permit any person who violates such rules to park in the Existing Parking Facilities, and any violation of the Parking Rules shall subject the car to removal from the Existing Parking Facilities. Except with respect to the Subtenant Parking Area, any additional parking spaces outside of the Subtenant Parking Area shall be provided on a non-designated “first-come, first-served” basis. Subtenant acknowledges that Sublandlord (and Landlord, as the case may be) has no liability for claims arising through acts or omissions of any parking operator of the Existing Parking Facilities, if any. Sublandlord (and Landlord, as the case may be) shall have no liability whatsoever for any damage to items located in the Existing Parking Facilities, nor for any personal injuries or death arising out of any matter relating to the Existing Parking Facilities, and in all events, Subtenant agrees to look first to its insurance carrier and to require that Subtenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Existing Parking Facilities. For portions of the Existing Parking Facilities located outside of the Subtenant Parking Area, Sublandlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other subtenants, guests of subtenants or other parties, which assignment and reservation or spaces may be relocated as determined by Sublandlord from time to time, and Subtenant and persons designated by Subtenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Subtenant acknowledges that the Existing Parking Facilities may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Existing Parking Facilities, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the reasonable control of Sublandlord (or Landlord, as the case may be) or any parking operator.

          (4) Additional Remedies for Default. In addition to any rights and remedies that Sublandlord may have for a default under this Sublease, if Subtenant shall be in default under this Section, Sublandlord (or Landlord or the parking operator, as the case may be) shall have the right to remove from the Existing Parking Facilities any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever.

     d.     Signage. Subtenant shall be permitted to have identity signage at each entrance to the Sublease Premises and reasonable amounts of directional signage as reasonably approved by Sublandlord; provided, however, Subtenant shall be responsible for all costs and expenses incurred in having such signage installed and/or changed. Subtenant’s identifying signage on such floor shall be located at the exterior entrance to the Sublease Premises and the Sublease Premises’ interior entry doors, at Subtenant’s sole cost and expense; such signage shall comply with and shall be subject to Sublandlord’s prior approval. Except as expressly provided in this Section 6(d), Subtenant may not install any signs, notices, logos, pictures, names or advertisements on the exterior or roof of the Building or the Common Areas of the Buildings or the real property or anywhere which can be seen from outside the Sublease Premises. Any signs, window coverings, or blinds (even if the same are located behind the Sublandlord approved window coverings for the Building), or other items visible from the exterior of the Sublease Premises or Buildings are subject to the prior approval of Sublandlord, in its sole discretion. Any such signs, notices, logos, pictures, names, advertisements, window coverings, blinds or other items visible from the exterior of the Sublease Premises or Building which are installed and that have not been individually approved by Sublandlord pursuant to this Section 6(d) or otherwise may be removed without notice by Landlord at the sole expense of Subtenant.

     e.     Rules and Regulations. In addition to the Rules and Regulations attached to the Lease as Exhibit “B,” Subtenant shall comply with the rules and regulations attached hereto as Exhibit “G” and such other reasonable rules and regulations adopted by Sublandlord (or Landlord, as the case may be) from time to time. Subtenant shall also cause its agents, contractors, subcontractors, employees, customers and subtenants to comply with all rules and regulations.

     f.     Leasehold Improvements. With the exception of Subtenant’s trade fixtures, which shall remain the property of Subtenant solely and exclusively, all improvements affixed to the Sublease Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Sublease Premises without compensation to Subtenant. However, Landlord and/or Sublandlord, by written notice to Subtenant within thirty (30) days prior to the Expiration Date, may require Subtenant to remove, at Subtenant’s expense: (1) Cable (defined in Section 6(g)(1)) installed by or for the exclusive benefit of Subtenant and located in the Sublease Premises or other portions of the Building; and (2) any Leasehold Improvements that are performed by or for the benefit of Subtenant and, in Landlord’s and/or Sublandlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord and/or Sublandlord shall be removed by Subtenant before the Expiration Date. Subtenant shall repair damage caused by the installation or removal of Required Removables. If Subtenant fails to remove any Required Removables or perform related repairs in a timely manner, Sublandlord, at Subtenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Subtenant, within thirty (30) days after receipt of an invoice, shall reimburse Sublandlord for the reasonable costs incurred by Sublandlord. Notwithstanding the foregoing, Subtenant, at the time it requests approval for a proposed Alteration (defined in Section 6(g)(2)), may request in writing that Sublandlord advise Subtenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within fifteen (15) days after receipt of Subtenant’s request, Sublandlord shall advise Subtenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables.

     g.     Repairs and Alterations.

          (1) Subtenant’s Repair Obligations. Subtenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Sublease Premises that are not Sublandlord’s express responsibility under this Sublease, and shall keep the Sublease Premises in good condition and repair, reasonable wear and tear excepted. Subtenant’s repair obligations include, without limitation, repairs to: (i) floor covering; (ii) interior partitions; (iii) interior doors within, and entry doors to, the Sublease Premises; (iv) the interior side of demising walls; (v) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Subtenant and located in the Sublease Premises or other portions of the Building; (vi) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Subtenant exclusively; and (vii) Alterations performed by contractors retained by Subtenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 6(g)(2) below. Because of the location of the Sublease Premises in the Building and the importance to Sublandlord of maintaining the appearance of the Building in a first class condition, in no event shall Subtenant permit personal property in the Sublease Premises or any improvements, alterations, additions or changes to the Sublease Premises which are visible from the exterior of the Sublease Premises to create a condition or appearance which is inconsistent with the nature of the Building as a first class office building. If Subtenant fails to make any repairs to or to otherwise maintain the Sublease Premises for more than fifteen (15) days after notice from Sublandlord or Landlord, as the case may be (although notice shall not be required if there is an emergency), Sublandlord may make the repairs, and Subtenant shall pay the reasonable cost of the repairs to Sublandlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

          (2) Alterations. Subtenant shall not make alterations, additions or improvements to the Sublease Premises or install any Cable in the Sublease Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Sublandlord in each instance, which consent shall not be unreasonably withheld or delayed, and Landlord’s consent when and as required under the Lease. However, Sublandlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (i) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (ii) is not visible from the exterior of the Sublease Premises or Building; (iii) will not affect the systems or structure of the Building; and (iv) does not require work to be performed inside the walls or above the ceiling of the Sublease Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 6(g)(2). Prior to starting work, Subtenant shall furnish Sublandlord and Landlord with plans and specifications reasonably acceptable to Landlord and Sublandlord; names of contractors reasonably acceptable to Landlord and Sublandlord (provided that Landlord or Sublandlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and Sublandlord; and any security for performance that is reasonably required by Landlord or Sublandlord. Changes to the plans and specifications must also be submitted to Landlord and Sublandlord for their approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord or Sublandlord as the minimum standard for the Building. Landlord and Sublandlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Subtenant shall reimburse Sublandlord within thirty (30) days after receipt of an invoice for sums paid by Sublandlord or Landlord for third party examination of Subtenant’s plans for non-Cosmetic Alterations. In addition, within thirty (30) days after receipt of an invoice from Sublandlord, Subtenant shall pay Sublandlord a fee for Sublandlord’s and/or Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 3% of the cost of the non-Cosmetic Alterations. Upon completion, Subtenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Subtenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s and Sublandlord’s approval of an Alteration shall not be a representation by Landlord and/or Sublandlord that the Alteration complies with applicable Laws or will be adequate for Subtenant’s use. In connection with any Alterations, Subtenant shall indemnify, protect, defend and hold harmless Sublandlord and Landlord (and their respective directors, officers, agents, representatives, employees and occupants) from and against all claims, including any action or proceedings brought thereon, and all costs, losses, expenses and liabilities (including reasonable attorneys’ fees and costs of suit) arising from or as a result of the performance of such work on or about the Sublease Premises. As noted above , the Initial Improvements shall be completed in accordance with the terms of the Work Letter attached hereto as Exhibit “B” rather than the terms of this Section 6(g).

     h.     Renovations. Subtenant hereby acknowledges that Sublandlord and/or Landlord may during the Term substantially renovate, improve, alter, or modify the real property underlying and adjacent to Building (“Property”), the Common Areas and/or Buildings, and/or portions thereof, and/or that Landlord and/or Sublandlord may construct a new building on portions of the Property adjacent to the Buildings (in any such events, the “Renovations”), which Renovations may include, without limitation, certain alterations, improvements, modifications and/or renovations to the parking structure and Common Areas. In connection with any Renovations, Landlord and/or Sublandlord may (or may permit), among other things, scaffolding or other necessary structures to be erected on or about the Property, or portions thereof, limit or eliminate access to portions of the Property, including portions of the Common Areas (including, without limitation, the “field”), and/or perform work on or about the Property, or any portion thereof, which work may create noise, dust or leave debris in, on or about the Property, or certain portions thereof. Subtenant hereby agrees that such Renovations and Landlord’s and/or Sublandlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Subtenant nor entitle Subtenant to any abatement of Rent. Landlord and Sublandlord shall have no responsibility or for any reason be liable to Subtenant for any direct or indirect injury to or interference with Subtenant’s business arising from the Renovations, nor shall Subtenant be entitled to any compensation or damages from Landlord or Sublandlord resulting from the Renovations or Landlord’s and/or Sublandlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

     i.     Excepted Rights. This Sublease does not grant any rights to light or air over or about the Buildings. Sublandlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Sublandlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Sublease Premises, (5) the improvements and air rights above the Sublease Premises, (6) the improvements and air rights outside the demising walls of the Sublease Premises, and (7) the areas within the Sublease Premises used for the installation of utility lines and other installations serving occupants of the Buildings. Sublandlord has the right to change the Building’s or Property’s name or address. Landlord and/or Sublandlord also has the right to make such other changes to the Property and Buildings as Landlord and/or Sublandlord deems appropriate, provided the changes do not materially affect Subtenant’s ability to use the Sublease Premises for the Permitted Use. Landlord and/or Sublandlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord and/or Sublandlord reasonably determine that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s and/or Sublandlord’s employees or the occupants of the Building. The circumstances under which Landlord and/or Sublandlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Subtenant to an abatement or reduction of Rent. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Property shall in no manner affect this Sublease or impose any liability whatsoever on Sublandlord. Subtenant acknowledges that construction activities may continue to occur at or near the Property and that occupants of the Building may encounter certain inconveniences related to such activities, such as noise, vibration and dust. Such activities shall in no manner affect this Sublease or impose any liability whatsoever on Sublandlord.

     j.     Surrender of Sublease Premises. At the expiration or earlier termination of this Sublease or Subtenant’s right of possession, Subtenant shall remove Subtenant’s Property (defined in Section 19(b)) from the Sublease Premises, and quit and surrender the Sublease Premises to Sublandlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Subtenant shall also be required to remove the Required Removables in accordance with Section 6(f) above. If Subtenant fails to remove any of Subtenant’s Property on or before the termination of this Sublease or of Subtenant’s right to possession, Sublandlord, at Subtenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Subtenant’s Property. Sublandlord shall not be responsible for the value, preservation or safekeeping of Subtenant’s Property. Subtenant shall pay Sublandlord, upon demand, the expenses and storage charges incurred for Subtenant’s Property. In addition, if Subtenant fails to remove Subtenant’s Property from the Sublease Premises or storage, as the case may be, within thirty (30) days after written notice, Sublandlord may deem all or any part of Subtenant’s Property to be abandoned, and title to Subtenant’s Property shall be deemed to be immediately vested in Sublandlord.

     k.     Development of the Property.

          (1) Subdivision. Landlord and/or Sublandlord reserve the right to subdivide all or a portion of the Buildings and Common Areas. Subtenant agrees to execute and deliver, upon demand by Landlord and/or Sublandlord and in the form requested by Landlord and/or Sublandlord, any additional documents needed to conform this Sublease to the circumstances resulting from a subdivision and any all maps in connection therewith.

          (2) The Other Improvements. If portions of the Property or property adjacent to the Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord and/or Sublandlord, Landlord and/or Sublandlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Property and all or any portion of the Other Improvements, (iii) for the use or improvement of the Other Improvements and/or the Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Property, and (iv) for any other matter which Landlord and/or Sublandlord deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s and/or Sublandlord’s right to sell all or any portion of the Property or any other of Landlord’s and/or Sublandlord’s rights described in this Sublease.

          (3) Construction of Property and Other Improvements. Subtenant acknowledges that portions of the Property and/or the Other Improvements may be under construction following Subtenant’s occupancy of the Sublease Premises, and that such construction may result in levels of noise and dust which are in excess of that present in a fully constructed project. Sublandlord agrees not to interfere with Subtenant’s access to the Sublease Premises and to use commercially reasonable efforts to minimize interference with Subtenant’s use of the Sublease Premises in connection with Sublandlord’s build out of its premises. Subtenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, except as provided in the Lease as incorporated herein.

7.     Services.

     a.     Services Furnished. Sublandlord agrees to furnish Subtenant with the following services: (i) water service for use in the lavatories on the floor on which the Sublease Premises are located and for use in a typical office kitchen and/or typical office lounges within the Sublease Premises; (ii) heat and air conditioning during Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Subtenant, upon such advance notice as is reasonably required by Sublandlord, shall have the right to receive HVAC service during non-Business Hours; provided, however, Subtenant shall pay Sublandlord, within ten (10) days after receipt of an invoice therefor, the standard charge for the additional service as reasonably determined by Sublandlord from time to time; (iii) maintenance and repair of the Sublease Premises as described in Section 7.1 of the Lease; (iv) janitor service on non-Holidays; provided, however, if Subtenant’s use, floor covering or other improvements require special services in excess of the standard services provided in comparable buildings, Subtenant shall pay to Landlord, within ten (10) days after receipt of an invoice therefor, the additional cost attributable to the special services; (v) elevator service at all times (subject to temporary interruptions in connection with repairs, maintenance and/or other improvements) and freight elevator service during Business Hours; provided, however, Subtenant, upon such advance notice as is reasonably required by Sublandlord, shall have the right to receive freight elevator service during non-Business Hours and Subtenant shall pay Landlord, within ten (10) days after receipt of an invoice therefor, the standard charge for the additional service as reasonably determined by Sublandlord from time to time; (vi) subject to the terms and conditions in Section 6.1.2 of the Lease and the terms and limitations set forth in Section 7(b) below, electricity to the Sublease Premises for general office use; (vii) access control services for the Building seven (7) days per week, twenty-four (24) hours per day, in a manner consistent with comparable first-class low-rise office buildings in Santa Monica; provided, however, notwithstanding the foregoing, Sublandlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building of any person; provided, further, however, in no event shall Sublandlord be liable to Subtenant for any loss or damage, including the theft of Subtenant’s Property (as defined below), arising out of or in connection with the failure of any security services, personnel or equipment; and (viii) such other services as Sublandlord reasonably determines are necessary or appropriate for the Building or Premises.

     b.     Electrical Usage.

          (1) Electrical service to the Sublease Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Sublandlord shall have the exclusive right to select any company providing electrical service to the Sublease Premises, to aggregate the electrical service for the Sublease Premises with the Premises, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

          (2) Subtenant’s electrical usage shall comply with the following: the connected electrical load of Subtenant’s lighting and incidental use equipment shall not exceed an average of four (4) watts per rentable square foot of the Sublease Premises during the Business Hours (“Base Line Electrical”), calculated on a monthly basis, and the electricity so furnished will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes. Sublandlord shall furnish electrical service to the Sublease Premises and Subtenant acknowledges that the capacity of the Building electrical system is set forth in Section 6.1.2 of the Lease. The Base Line Electrical being furnished to Subtenant shall be provided at Sublandlord’s sole cost and expense. If Subtenant requires electrical service in excess of the foregoing, Sublandlord may condition consent upon conditions that Sublandlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Subtenant. Sublandlord shall have the right to separately meter electrical usage for the Sublease Premises and to measure electrical usage by survey or other commonly accepted methods.

8.     Lease. As applied to this Sublease, the words “Landlord” and “Tenant” as used in the Lease shall be deemed to refer to Sublandlord and Subtenant hereunder, respectively. Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of Landlord under the Lease. A copy of the Lease is attached hereto as Exhibit “F”. Subtenant confirms that it has read the Lease and is familiar with the terms and provisions thereof. Except as otherwise expressly provided herein, the covenants, agreements, terms, provisions and conditions of the Lease insofar as they relate to the Sublease Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of Landlord and the Tenant under the Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively except that the time limits contained in the Lease for the giving of notices, making of demands, or performing of any act, condition or covenant on the part of Subtenant as tenant under the Lease or for the exercise by Sublandlord as landlord under the Lease of any right, remedy or option, are changed for the purposes of incorporation herein by shortening the same in each instance by two (2) business days so that in each instance Subtenant shall have two (2) business days less time to observe or perform under this Sublease than Sublandlord has as tenant under the Lease. As between the parties hereto only, in the event of a conflict between the terms of the Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Lease and their respective counterpart provisions in the Lease shall be excluded only to such extent.

9.     Excluded Lease Provisions. Notwithstanding anything to the contrary herein, the following provisions of the Lease shall not apply to this Sublease: (a) Summary of Basic Lease Information, Sections 1, 2, 3, 4, 5, 6.3 and 7-12; (b) Lease, Sections 1.1.1, 1.1.2 (first sentence and third sentence after the first appearance of the words “Building 3” only) and 1.1.3, Articles 2 and 3, Sections 4.1-4.4, 4.6-4.8, 6.1 (except for the definition of “Building Hours” and “Holidays” and the first sentence of Section 6.1.2), 6.2, 6.5, 7.2, 8.1, 8.2 (only that portion of the first sentence beginning “provided, however” through the end of the sentence), 8.6, 10.2.2 and 10.6, Articles 14, 16 and 18 (only the requirement to deliver a Non-Disturbance Agreement), Section 19.1.1, Article 21 (but Subtenant acknowledges that Landlord may during the Term, at its discretion, construct a building or buildings on property adjacent to the Buildings), Sections 23.1, 23.2 and 23.5, Articles 25 (first sentence only), 27 and 28, and Sections 29.5, 29.11, 29.12, 29.14, 29.20, 29.25.2-29.25.6, 29.34, 29.35 and 29.36; and (c) Lease, Exhibits “A,” “C,” “D”, “F,” “G,” “H,” “I,” “J,” “L,” “M” and “N”.

10.     Landlord’s Performance Under Lease. Subtenant recognizes that Sublandlord is not in a position to render certain of the services or to perform certain of the obligations required by Sublandlord by the terms of this Sublease. Therefore, except as expressly set forth herein, Subtenant agrees that performance by Sublandlord of its obligations with respect to those items are subject to due performance by Landlord of its corresponding obligations under the Lease and Sublandlord shall not be liable to Subtenant for any default of Landlord under the Lease. Subtenant shall not have any claim against Sublandlord by reason of Landlord’s failure or refusal to comply with any of the provisions of the Lease, unless such failure or refusal is a result of Sublandlord’s act or failure to act, and Subtenant shall pay Basic Rent, Additional Rent and all other charges provided for herein without any abatement, deduction or set-off whatsoever. Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Lease, except as modified herein. Furthermore, Subtenant and Sublandlord further covenant not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Lease on the part of the “Tenant” thereunder. Whenever the consent of Landlord shall be required by, or Landlord shall fail to perform its obligations under, the Lease, Sublandlord agrees to use commercially reasonable efforts to obtain such consent (as more specifically provided in Section 12, below) and/or performance on behalf of Subtenant. So long as Subtenant is not in default under this Sublease, Sublandlord covenants as follows: (i) not to voluntarily terminate the Lease (except in the event of damage or destruction or condemnation and in accordance with Sublandlord’s rights under the Lease or in any other manner in which Subtenant’s rights hereunder are preserved); (ii) not to modify the Lease so as to adversely affect Subtenant’s rights hereunder; and (iii) to take all commercially reasonable actions necessary to preserve the Lease. Sublandlord shall indemnify, defend and hold Subtenant harmless from all claims, costs and liabilities, including reasonable attorneys’

fees and costs, arising out of or in connection with the breach by Sublandlord of any of the covenants set forth in the immediately preceding sentence. If Sublandlord fails, after using reasonable efforts, to cause Landlord under the Lease to observe and/or perform its obligations under the Lease, Subtenant shall have the right, in Sublandlord’s name, to seek to enforce the Lease against Landlord and Sublandlord, upon Subtenant’s reasonable request and at Subtenant’s sole cost and expense, shall reasonably cooperate with Subtenant in this regard. Subtenant shall defend, indemnify and hold Sublandlord harmless from all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with any such action by Subtenant, unless such actions are required as a result of Sublandlord’s breach of any of its covenants set forth in items (i) - (iii) above. Subtenant agrees that except as otherwise expressly provided herein, Sublandlord shall not be required to dispute any determinations or other assertions or claims of Landlord regarding the rights or obligations of Sublandlord under the Lease for which Subtenant is or may be responsible under this Sublease or by which Subtenant may be bound.

11.     Sublandlord’s Liability. Sublandlord’s partners, officers, directors, shareholders, employees and agents shall not be liable to Subtenant under any circumstance. Subtenant waives all claims against Sublandlord for any injury or damage to any person or property in or about the Sublease Premises to the extent of insurance proceeds to which Subtenant is entitled to receive, except injury or damage caused by the gross negligence or intentional misconduct of Sublandlord or its agents or employees; provided, further, Subtenant shall be deemed to be entitled to receive insurance proceeds for the policy amount of insurance Subtenant is required to obtain pursuant to the terms of this Sublease regardless of whether Subtenant actually obtains such insurance.

12.     Consents. All references in this Sublease to the consent or approval of Landlord and/or Sublandlord shall be deemed to mean the written consent or approval of Landlord and/or Sublandlord, as the case may be, and no consent or approval of Landlord and/or Sublandlord, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord and/or Sublandlord, as the case may be. In all provisions requiring the approval or consent of Sublandlord (whether pursuant to the express terms of this Sublease or the terms of the Lease incorporated herein), Subtenant shall be required to obtain the approval or consent of Landlord and then to obtain like approval or consent of Sublandlord; provided, however, that: (a) application for Sublandlord’s approval or consent may be submitted by Subtenant prior to receipt of Landlord’s approval or consent; (b) Sublandlord shall respond to such application for approval or consent within a reasonable time after receipt thereof, but need not respond prior to receipt from Landlord of its consent; and (c) Sublandlord may condition its approval or consent upon the subsequent receipt by Subtenant of Landlord’s unconditional approval or consent to such application. If Sublandlord is required or has determined to give its consent or approval, Sublandlord shall cooperate reasonably with Subtenant in endeavoring to obtain Landlord’s consent or approval upon and subject to the following terms and conditions: (i) Subtenant shall reimburse Sublandlord for any out-of-pocket costs incurred by Sublandlord in connection with seeking such consent or approval; (ii) Sublandlord shall not be required to make any payments to Landlord or to enter into any agreements or to modify the Lease or this Sublease in order to obtain any such consent or approval; and (iii) if Subtenant agrees or is otherwise obligated to make any payments to Sublandlord or Landlord in connection with such request for such consent or approval, Subtenant shall have made arrangements for such payments which are reasonably satisfactory to Sublandlord. If Subtenant asks Sublandlord in writing to request Landlord to give Landlord’s consent or approval in any situation where such consent or approval is required hereunder or under the Lease, if such request contains the form and substance of the request prepared for Sublandlord’s signature and is reasonably acceptable to Sublandlord, Sublandlord shall promptly request such consent or approval from Landlord. Nothing contained in this Section 12 shall be deemed to require Sublandlord to give any consent or approval because Landlord has given such consent or approval. Whenever either party to this

Sublease agrees not to unreasonably withhold its consent, such consent shall also not be unreasonably delayed or conditioned.

13.     Consent of Landlord. This Sublease shall not be effective until Landlord has signed and delivered to Sublandlord and Subtenant a consent and recognition to this Sublease (the “Consent”) on a form reasonably approved by Subtenant, which Consent shall include a covenant of non-disturbance in the event of a termination of the Lease as a result of default by Sublandlord. Promptly following execution and delivery hereof, Sublandlord will submit this Sublease to Landlord for such consent. Subtenant agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable request made of Subtenant by Sublandlord or Landlord in connection with the procurement of the Consent. In the event, for any reason whatsoever, the Consent is not delivered to Sublandlord within thirty (30) days after Sublandlord’s request therefor from Landlord, Sublandlord may, in its sole discretion, cancel this Sublease by giving written notice to Subtenant before the Consent is actually delivered to Sublandlord.

14.     Effect of Sublease and Landlord’s Consent. Notwithstanding this Sublease and any consent of Landlord to this Sublease:

     a.     Such consent to this Sublease will not release Sublandlord of its obligations or alter the primary liability of Sublandlord to pay the rent and perform and comply with all of the obligations of Sublandlord to be performed under the Lease. By Landlord’s consent hereto, Landlord does not consent or agree to any modifications of the Lease;

     b.     The acceptance of rent or any other sums by Landlord from Subtenant and/or anyone else liable under the Lease shall not be deemed a waiver by Landlord of any provisions of the Lease;

     c.     Landlord’s consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment;

     d.     In the event of any default of Sublandlord under the Lease, Landlord may proceed directly against Sublandlord or anyone else liable under the Lease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord; and

     e.     Landlord does not agree to attorn to Subtenant upon a termination of the Lease. In the event Landlord succeeds to Sublandlord’s interest under the Lease, whether as a result of a default under the Lease and in termination thereof or otherwise, then Landlord, at its option and without being obligated to do so, may require Subtenant to attorn to Landlord. In such event (but not otherwise), Landlord shall undertake the obligations of Sublandlord under this Sublease from the time of the exercise of said option to terminate this Sublease, but Landlord shall not be liable for any prepaid rents or any security deposit paid by Subtenant, nor shall Landlord be liable for any other defaults of Sublandlord under this Sublease. In the event the Lease is terminated and if Landlord does not require Subtenant to attorn to Landlord, Subtenant shall have no further right to possession of the Sublease Premises.

15.     Subtenant Default. Notwithstanding anything to the contrary in the Lease, as used in this Sublease, the term “Monetary Default” shall mean Subtenant’s failure to pay when due all or any portion of the Rent, if the failure continues for three (3) days after written notice to Subtenant; provided, however, that such notice shall be in lieu of and not in addition to any notice required under California Code of Civil Procedure § 1161.

16.     Entry Into Sublease Premises. Notwithstanding anything to the contrary in the Lease, Sublandlord (and Landlord) and their agents, contractors and representatives may enter the Sublease Premises to inspect or show the Sublease Premises, to clean and make repairs, alterations or additions to the Sublease Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other subtenants’ premises. Except in emergencies or to provide janitorial and other services after Business Hours, Sublandlord (and Landlord, as the case may be) shall provide Subtenant with reasonable prior notice of entry into the Sublease Premises. If reasonably necessary for the protection and safety of Subtenant and its employees, Sublandlord (or Landlord, as the case may be) shall have the right to temporarily close all or a portion of the Sublease Premises to perform repairs, alterations and additions. However, except in emergencies, Sublandlord will not close the Sublease Premises if the work can reasonably be completed on weekends and after Business Hours. Entry by Sublandlord (or Landlord, as the case may be) shall not constitute constructive eviction or entitle Subtenant to an abatement or reduction of Rent.

17.     Notices. Any and all notices, approvals or demands required or permitted under this Sublease shall be in writing, shall be served either personally, by United States certified mail, postage prepaid, return receipt requested or by reputable overnight carrier and, shall be deemed to have been given or made on the day on which it was received and shall be addressed to the parties at the addresses set forth below. Any party may, from time to time, by like notice, give notice of any change of address, and in such event, the address of such party shall be deemed to have been changed accordingly. The address for each party is:

If to Sublandlord:	Electronic Arts Inc.
5570 Lincoln Boulevard
Los Angeles, California 90066
Attention: Head of Facilities and COO EALA

and	Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, California 94065
Attention: General Counsel

and	Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, California 94065
Attention: Senior Director of Facilities and Corporate Services

If to Subtenant:	Prior to the Commencement Date:

Playa Capital Company, LLC
12555 West Jefferson Boulevard, Suite 300
Los Angeles, California 90066
Attention: Mr. Steve Soboroff, President

On and after the Commencement Date:

At the Premises.
Attn: Mr. Steve Soboroff, President

18.     Brokers. Sublandlord and Subtenant warrant to each other and to Landlord that each has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, other than CRESA Partners (on behalf of Sublandlord) and Cushman & Wakefield of California, Inc. (on behalf of Subtenant) (collectively, the “Brokers”), and that neither Sublandlord nor Subtenant knows of any real estate broker or agent (other than the Brokers) who is or might be entitled to a commission in connection with this Sublease. In connection with this Sublease, Cushman & Wakefield of California, Inc. shall be paid a commission by Sublandlord (or Landlord, as the case may be) pursuant to a separate written agreement. Sublandlord and Subtenant each hereby agree to indemnify, defend and hold harmless the other from and against any losses, causes of action, liabilities, damages, claims, demands, costs and expenses (including reasonable attorneys’ fees and costs) incurred, or to be incurred, by reason of any breach of the foregoing warranty by either party hereto with respect to any such dealings with any and all real estate broker(s) or agent(s), other than Brokers.

19.     Insurance.

     a.     Proceeds and Awards. Notwithstanding anything contained in the Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds (other than those proceeds paid out on insurance obtained by Subtenant) or condemnation awards received by Sublandlord under the Lease shall be deemed to be the property of Sublandlord.

     b.     Requirements. Subtenant shall comply with all of the insurance requirements and obligations of Sublandlord (applicable to the Sublease Premises), as tenant under the Lease, and shall, whether required by the Lease or not, name Landlord and Sublandlord as additional insureds, as their interests may appear, on all policies of insurance required to be carried by Subtenant hereunder or thereunder. Notwithstanding the foregoing and anything to the contrary in the Lease, the required coverages and limits of insurance shall be as follows: (a) Commercial General Liability Insurance applicable to the Sublease Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000.00; (b) All Risk Property Insurance, with coverage for broad form water damage, including earthquake sprinkler leakage, written at replacement cost value and with a replacement cost endorsement covering all of Subtenant’s trade fixtures, equipment, furniture and other personal property within the Sublease Premises (“Subtenant’s Property”); (c) Workers’ Compensation Insurance as required by the State of California and in amounts as may be required by applicable statute; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence.

     c.     Waivers of Subrogation. Sublandlord and Subtenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Sublandlord or Subtenant, as the case may be, so long as the insurance carried by Sublandlord and Subtenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Sublandlord and Subtenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, or other similar insurance. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Sublease, in addition to any remedies the other party may have under this Sublease, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto.

20.     Indemnity. Subtenant hereby agrees to indemnify, protect, defend and hold Sublandlord harmless from and against any and all claims, losses and damages including, without limitation, reasonable attorneys’ fees and disbursements, (A) which may at any time be asserted against Sublandlord by (i) Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (ii) any person or entity by reason of Subtenant’s use and/or occupancy of the Sublease Premises, and (B) resulting from any failure by Subtenant to comply with the terms of this Sublease and the Lease, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of Sublandlord. The provisions of this Section 20 shall survive the expiration or earlier termination of the Lease and/or this Sublease, or the failure of Sublandlord to perform its obligations hereunder.

21.     Assignment and Subletting.

     a.     Except in connection with a Permitted Transfer (defined in Section 21(f) below), subject to Landlord’s rights under the Lease, Subtenant shall not assign, sublease, transfer or encumber any interest in this Sublease or, except on a temporary basis (not to exceed 90 days) to invitees of Subtenant without payment to Subtenant, allow any third party to use any portion of the Sublease Premises (collectively or individually, a “Transfer”) without the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld by Sublandlord if Sublandlord does not elect to exercise its termination rights under Section 21(b) below. Without limitation, it is agreed that Sublandlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; (2) the proposed transferee’s business is not suitable for the Buildings considering the business of Sublandlord and the Buildings’ prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Buildings; (4) Subtenant is in default after the expiration of the notice and cure periods in this Sublease; (5) any portion of the Buildings or Sublease Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; or (6) Landlord does not consent to the Transfer. Subtenant shall not be entitled to receive monetary damages based upon a claim that Sublandlord unreasonably withheld its consent to a proposed Transfer and Subtenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Subtenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Sublease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section shall, at Sublandlord’s option, be void. Consent by Sublandlord to one or more Transfer(s) shall not operate as a waiver of Sublandlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Subtenant from any obligation under this Sublease.

     b.     As part of its request for Sublandlord’s consent to a Transfer, Subtenant shall provide Sublandlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Sublandlord may reasonably request. Sublandlord shall, by written notice to Subtenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Sublandlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Sublease with respect to the portion of the Sublease Premises that Subtenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Subtenant requested consent. Subtenant shall pay Sublandlord a review fee of $1,250.00 for Sublandlord’s and Landlord’s review of any Permitted Transfer or requested Transfer, provided if Sublandlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,250.00, Subtenant shall reimburse Sublandlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

     c.     Subtenant shall pay Sublandlord 50% of all rent and other consideration which Subtenant receives as a result of a Transfer that is in excess of the Rent payable to Sublandlord for the portion of the Sublease Premises and Term covered by the Transfer. Subtenant shall pay Sublandlord for Sublandlord’s share of any excess within thirty (30) days after Subtenant’s receipt of such excess consideration. Subtenant may deduct from the excess all reasonable and customary expenses directly incurred by Subtenant attributable to the Transfer (other than Sublandlord’s review fee), including, without limitation, brokerage fees, legal fees and construction costs. If Subtenant is in Monetary Default (defined in Section 15, above), Sublandlord may require that all sublease payments be made directly to Sublandlord, in which case Subtenant shall receive a credit against Rent in the amount of any payments received (less Sublandlord’s share of any excess).

     d.     Except as provided below with respect to a Permitted Transfer, if Subtenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Subtenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

     e.     Notwithstanding the foregoing or anything to the contrary herein or in the Lease, Subtenant shall not be permitted to sublease the Sublease Premises or assign this Sublease to a “Competitor” as that term is defined, below, nor shall any Transferee be permitted to use any portion of the Sublease Premises for any “Excluded Use” as that term is defined, below. For purposes of this Sublease, a “Competitor” shall mean (i) any entity which has a primary business of video game development; visual effects for video games, motion pictures or television; or computer software development (collectively, “Competitive Businesses”), or (ii) the division or subdivision of any entity whose primary business at the Sublease Premises shall be a Competitive Business. For purposes of this Lease, “Excluded Use” shall mean retail businesses offering goods and services pursuant to which customers are solicited to come or otherwise are anticipated to come to the Sublease Premises primarily without appointments.

     f.     Subject to the terms of the Lease, Subtenant may assign its entire interest under this Sublease to a successor to Subtenant by purchase, merger, consolidation or reorganization without the consent of Sublandlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Subtenant is not in default under this Sublease; (2) Subtenant’s successor shall own all or substantially all of the assets of Subtenant; (3) Subtenant’s successor shall have a tangible net worth which is at least equal to $10,000,000.00; (4) Subtenant’s successor shall have unrestricted available cash or cash equivalents at least equal to $5,000,000.00; (5) the Permitted Use does not allow the Sublease Premises to be used for an Excluded Use; (6) the Transfer and the Transferee will not violate Section 21(b), above; and (7) Subtenant shall give Sublandlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Subtenant’s notice to Sublandlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Sublandlord, Subtenant’s successor shall sign a commercially reasonable form of assumption agreement.

22. Miscellaneous.

     a.     Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

     b.     Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

     c.     Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

     d.     Attorneys’ Fees. In the event of the bringing of any action or suit by any part or parties hereto against another party or parties hereunder alleging a breach of any of the covenants, conditions, agreements or provisions of this Sublease, the prevailing party or parties shall recover all reasonable costs and expenses of suit including, without limitation, reasonable attorneys’ fees, consultants fees and fees of expert witnesses.

     e.     Defined Terms. All capitalized, defined terms used in this Sublease shall have the same meanings and effect given to them in the Lease unless otherwise defined herein.

     f.     Choice of Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California without regard to choice of law principles.

     g.     Power and Authority. Each of the persons executing this Sublease on behalf of Subtenant and Sublandlord respectively warrant and represent to the other that they have full power and authority to execute this Sublease and bind their respective parties hereto.

     h.     Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

     i.     Relocation. Sublandlord, at its expense, at any time before or during the Term, may relocate Subtenant from the Sublease Premises to reasonably comparable space (“Relocation Space”) within the Building or Buildings within the same project upon 60 days’ prior written notice to Subtenant. From and after the date of the relocation, “Sublease Premises” shall refer to the Relocation Space into which Subtenant has been moved and the Basic Rent and Additional Rent shall be adjusted based on the rentable square footage of the Relocation Space. Sublandlord shall pay Subtenant’s reasonable costs for moving Subtenant’s furniture and equipment and printing and distributing notices to Subtenant’s customers of Subtenant’s change of address and one month’s supply of stationery showing the new address.

[balance of page intentionally left blank – signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease to be effective as of the day and year first above written.

“SUBTENANT”:

PLAYA CAPITAL COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Steve Soboroff

Name: Steve Soboroff
Its: President

By:	/s/ Patricia T. Sinclair

Name: Patricia T. Sinclair
Its: Senior Vice President

“SUBLANDLORD”:

ELECTRONIC ARTS INC.,
a Delaware corporation

By:	/s/ John Batter

Name: John Batter
Its: VP and Group General Manager

EXHIBIT “A”

Sublease Premises

EXHIBIT “B”

Subtenant Work Letter

     This Work Letter shall set forth the terms and conditions relating to the construction of certain initial improvements in the Sublease Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Sublease Premises, in sequence, as such issues will arise during the actual construction of the Sublease Premises. All references in this Work Letter to Sections of the “Sublease” shall mean the relevant portions of Sections 1 through 22 of that certain Sublease dated as of July 31, 2003 (the “Sublease”), by and between Sublandlord and Subtenant, to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter. Terms used in this Work Letter and not defined herein shall have the same meaning given to such terms in the Sublease.

SECTION 1
DELIVERY OF THE SUBLEASE PREMISES

     Subject to the terms of this Section 1, as set forth in Section 2(b) of the Sublease, the Sublease Premises shall be delivered to Subtenant in its current “as-is, where-is” condition and Sublandlord shall have no obligation to make any alterations, modifications or additions to the Sublease Premises prior to or after delivering the same to Subtenant. Sublandlord, at its sole cost and expense, shall construct the entry stairway, entry doors and signage depicted on Exhibit “D” on or prior to February 1, 2004. Sublandlord, at it sole cost and expense, shall also cause a shower to be installed in the bathrooms located on the first (1st) floor of the Building or such other location as is mutually approved by Sublandlord and Subtenant. Subtenant shall construct the common hallway as shown on Exhibit “A” pursuant to plans and specifications, including finishes, as reasonably approved by Sublandlord and Sublandlord agrees to reimburse Subtenant, in addition to the Improvement Allowance, one-half of the cost thereof subject to a reasonably approved construction budget. Notwithstanding anything to the contrary contained herein, in the event that Sublandlord’s performance of the entry stairway and entry doors is not completed by the later of (i) February 1, 2004, subject to a one day delay for each day of delay resulting from “Force Majeure,” as that term is defined in Section 29.13 of the Lease, and/or Subtenant delays and (ii) the date Subtenant otherwise would have received a certificate of occupancy, or its legal equivalent, for the Sublease Premises, Subtenant shall receive one-half day of free Basic Rent for each day until the date Sublandlord completes the entry stairway and entry doors. In addition, Sublandlord agrees to improve the freight elevator lobby with painted drywall and VCT flooring or as otherwise mutually agreed to by Sublandlord and Subtenant.

SECTION 2
INITIAL IMPROVEMENTS

     2.1 Improvement Allowances.

          2.1.1 Subtenant shall be entitled to a one-time base improvement allowance (the “Base Improvement Allowance”) in an amount up to Forty-Five and No/100 Dollars ($45.00) per rentable square foot of the Sublease Premises (based on a 14% load factor rather than a 5% load factor) (to wit, $865,020.60) for the costs relating to the initial design and construction of Subtenant’s improvements which are permanently affixed to the Sublease Premises (the “Initial Improvements”). Subject to the provisions of Section 2.1.2, below, Subtenant has elected to receive $250,000.00 in additional funds (the “Excess Improvement Allowance”; and collectively, with the Base Improvement Allowance, the “Improvement Allowance”) from Sublandlord for costs of the Initial Improvements. All Initial

Improvements for which the Improvement Allowance has been made available shall be deemed Sublandlord’s property under the terms of the Sublease. In no event shall Sublandlord be obligated to make disbursements pursuant to this Work Letter (A) in a total amount which exceeds the Improvement Allowance, or (B) for any costs incurred later than December 31, 2004 (the “Outside Improvement Date”). After the Outside Improvement Date, any unused amount of the Base Improvement Allowance shall accrue to the sole benefit of Sublandlord, it being understood that Subtenant shall not be entitled to any credit, abatement or other concession in connection therewith; provided, however, upon completion of the Initial Improvements, Subtenant shall have the right, exercisable by written notice to Sublandlord within six (6) months following the Commencement Date to apply any unused amount of the Base Improvement Allowance that does not to exceed one-third of the total Base Improvement Allowance (the “Allowance Excess”) as reimbursement from Sublandlord for out-of-pocket costs and expenses actually incurred by Subtenant in connection with Subtenant’s relocation of its business from its prior space to the Sublease Premises and/or Subtenant’s acquisition and installation of furniture, partition systems, furnishings and computer or communications equipment cabling for the Sublease Premises; provided, further, notwithstanding anything in this subsection the contrary, in no event shall the aggregate of any reimbursement received by Subtenant pursuant hereto exceed the Allowance Excess. Any reimbursement from the Allowance Excess shall be paid to Subtenant within thirty-five (35) days after delivery by Subtenant to Sublandlord of the following: (1) written notice describing the nature and amount of Subtenant’s cost or expense; and (2) invoices marked as having been paid or other reasonable evidence in support of such costs and expenses and Subtenant’s payment thereof.

          2.1.2 Additional Allowance. Subtenant has elected to have Sublandlord pay an additional allowance in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Excess Improvement Allowance”) to be utilized for the design and construction of the Initial Improvements plus, notwithstanding anything to the contrary contained herein, for any other purpose related to Subtenant’s move to and occupancy of the Premises. Subtenant shall repay the Excess Improvement Allowance to Sublandlord as follows: concurrently with its payments to Sublandlord of monthly Basic Rent during the Term, Subtenant shall pay to Sublandlord as Additional Rent the amount necessary to repay the Excess Improvement Allowance in equal monthly payments over the Term, together with interest thereon at the rate of nine percent (9%) per annum. Such monthly payments shall be deemed Additional Rent due under this Sublease, and shall be paid in the time and manner as Basic Rent is required to be paid (disregarding any abatement of Basic Rent). If the Sublease is canceled or terminated for any reason prior to the expiration of the full initial Term of the Sublease, then the present value of the unpaid installments of the Excess Improvement Allowance shall become immediately due and payable to Sublandlord. The Excess Improvement Allowance shall be deemed part of the Base Improvement Allowance for purposes of this Subtenant Work Letter, except for Subtenant’s re-payment obligations set forth herein. Upon Sublandlord’s demand, Subtenant shall execute an amendment to the Sublease, on Sublandlord’s commercially reasonable form, to reflect the additional rent described herein.

     2.2 Disbursement of the Improvement Allowance.

          2.2.1 Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Sublandlord only for the following items and costs (collectively the “Improvement Allowance Items”):

               2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter (collectively, the “Design Costs”), and payment of the fees incurred by, and the cost of documents and materials supplied by, Sublandlord and Sublandlord’s consultants and/or Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Subtenant Work Letter; provided, however, Subtenant shall not be entitled to receive reimbursement from the Improvement

Allowance for Design Costs in excess of $5.00 per rentable square foot of the Sublease Premises (to wit, $96,113.40);

               2.2.1.2 Payment of plan check, permit and license fees relating to construction of the Initial Improvements;

               2.2.1.3 The cost of construction of the Initial Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

               2.2.1.4 The cost of any changes in the Building when such changes are required by the Construction Drawings (as defined below), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

               2.2.1.5 The cost of any changes to the Construction Drawings or Initial Improvements required by Code (as defined herein);

               2.2.1.6 Sales and use taxes and Title 24 fees; and

               2.2.1.7 All other costs to be expended by Sublandlord in connection with the construction of the Initial Improvements.

          2.2.2 Disbursement of Improvement Allowances. During the construction of the Initial Improvements, Sublandlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for Design Costs for the benefit of Subtenant and shall authorize the release of monies for the benefit of Subtenant as follows:

               2.2.2.1 Monthly Disbursements. On or before the twenty-five (25th) day of each calendar month during the construction of the Initial Improvements, Subtenant may deliver to Sublandlord: (i) a request for payment of the “Contractor” and/or “Subtenant’s Agents” as those terms are defined in Section 4 of this Work Letter, approved by Subtenant, in a form to be provided by Sublandlord, showing the schedule, by trade, of percentage of completion of the Initial Improvements in the Sublease Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Subtenant’s Agents” as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Sublease Premises; (iii) executed mechanic’s lien releases from all of Subtenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Sublandlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Sublandlord. Subtenant’s request for payment shall be deemed Subtenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Subtenant’s payment request. Within thirty-five (35) days thereafter, Sublandlord shall deliver a check to Subtenant in payment of the lesser of: (A) the amounts so requested by Subtenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Sublandlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4, below, or due to any substandard work, or for any other reason. Sublandlord’s payment of such amounts shall not be deemed Sublandlord’s approval or acceptance of the work furnished or materials supplied as set forth in Subtenant’s payment request.

               2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Subtenant shall be delivered by Sublandlord to Subtenant following the completion of construction of the Sublease Premises, and provided that: (i) Subtenant delivers to

Sublandlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4); (ii) Sublandlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building; (iii) Architect (as defined below) delivers to Sublandlord a certificate, in a form reasonably acceptable to Sublandlord, certifying that the construction of the Initial Improvements in the Sublease Premises has been substantially completed; and (iv) Tenant delivers to Landlord a commercially reasonable “Closing Package,” as that term is defined below. The “Closing Package” shall consist of (a) an application and certificate for payment (AIA from G702-1992 or equivalent) signed by the Architect, (b) a breakdown sheet (AIA from 3703-1992 or equivalent), (c) original stamped building permit plans, (d) copy of the building permit, (e) original stamped building permit inspection card with all final sign-offs, (f) a reproducible copy (in a form as reasonably approved by Landlord) of the “as built” drawings of the Tenant Improvements, (g) air balance reports, (h) a one (1) year warranty letter from the Contractor, from the date of Substantial Completion and (i) a copy of any manufacturers’ warranties and operating instructions.

               2.2.2.3 Other Terms. Except as otherwise expressly set forth in Section 2.1.1, Sublandlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Subtenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Sublandlord’s property under the terms of Section 6(c) of the Sublease.

          2.2.3 Standard Subtenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the improvements in the Premises, which are set forth on Schedule 4 to Exhibit “D” to the Lease. The quality of the Initial Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Initial Improvements to comply with certain Specifications. Landlord may make changes to the Specifications from time to time.

SECTION 3
CONSTRUCTION DRAWINGS

     3.1 Selection of Architect/Construction Drawings. Subtenant has retained Studio V (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1, and Syska & Hennessey (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Sublease Premises, which Architect and Engineers have been approved by Sublandlord and Landlord. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord and Sublandlord, and shall be subject to Landlord’s and Sublandlord’s approval. Subtenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Subtenant and Architect shall be solely responsible for the same, and neither Landlord nor Sublandlord shall have any responsibility in connection therewith. Landlord’s and Sublandlord’s review of the Construction Drawings as set forth in this Section 3, shall be for their sole purpose and shall not imply Landlord’s or Sublandlord’s review of the same, or obligate Landlord or Sublandlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or Sublandlord or their respective space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Subtenant by Landlord, Sublandlord or Landlord’s or Sublandlord’s space planner, architect, engineers, and consultants, neither Landlord nor

Sublandlord shall have any liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Subtenant’s waiver and indemnity set forth in Section 20 of the Sublease (and in Section 10.1 of the Lease, as incorporated herein) shall specifically apply to the Construction Drawings.

     3.2 Final Space Plan. Subtenant has submitted to Landlord and Sublandlord the final space plan for the Sublease Premises prepared by Architect by e-mail dated July 22, 2003 from Sandra Call (the “Final Space Plan”), which has heretofore been approved by Landlord and Sublandlord.

     3.3 Final Working Drawings. Subtenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Sublease Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord and Sublandlord for their respective approval. Subtenant shall supply Landlord and Sublandlord with four (4) copies signed by Subtenant of such Final Working Drawings. Sublandlord shall advise Subtenant within ten (10) business days after its receipt of the Final Working Drawings for the Sublease Premises if the same is unsatisfactory or incomplete in any respect. If Subtenant is so advised, Subtenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord or Sublandlord in connection therewith.

     3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord and Sublandlord (the “Approved Working Drawings”) prior to the commencement of construction of the Initial Improvements by Subtenant. After approval by Landlord and Sublandlord of the Final Working Drawings, Subtenant may submit the same to the City of Los Angeles for all applicable building permits. Subtenant hereby agrees that neither Landlord, Sublandlord nor Landlord’s and/or Sublandlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Sublease Premises and that obtaining the same shall be Subtenant’s responsibility, provided, however, that Sublandlord shall cooperate with Subtenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Subtenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Sublandlord, which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 4
CONSTRUCTION OF THE INITIAL IMPROVEMENTS

     4.1 Subtenant’s Selection of Contractors. Subtenant has retained Environmental Construction (“Contractor”) to complete the Initial Improvements, which Contractor has been approved by Sublandlord and Subtenant.

     4.2 Subtenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Subtenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Subtenant’s Agents”) must be approved in writing by Landlord and Sublandlord, which approval shall not be unreasonably withheld or delayed. If Landlord and Sublandlord do not approve any of Subtenant’s proposed subcontractors, laborers, materialmen or suppliers, Subtenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord and Sublandlord’s written approval. Subtenant’s Agents shall comply with the terms of Section 4.1.2 of Exhibit D attached to the Lease, which provision is hereby incorporated herein.

     4.3 Construction of Initial Improvements by Subtenant’s Agents.

          4.3.1 Construction Contract; Cost Budget. Prior to Subtenant’s execution of the construction contract and general conditions with Contractor (if such party is required pursuant to the terms hereof) (the “Contract”), Subtenant shall submit the Contract to Sublandlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Initial Improvements, and after Subtenant has accepted all bids for the Initial Improvements, Subtenant shall provide Sublandlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Initial Improvements to be performed by or at the direction of Subtenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Any costs necessary to complete such design and construction in excess of the Improvement Allowance shall be paid by Subtenant out of its own funds, but Subtenant shall continue to provide Sublandlord with the documents described in items (i) through (iv) of Section 2.2.2.1 of this Work Letter for Sublandlord’s approval, prior to Subtenant paying such costs.

          4.3.2 Subtenant’s Agents.

               4.3.2.1 Sublandlord’s General Conditions. Construction of the Initial Improvements by Subtenant and Subtenant’s Agents shall comply with the following: (i) the Initial Improvements shall be constructed in accordance with the Approved Working Drawings; (ii) Subtenant and Contractor shall submit schedules of all work relating to the Initial Improvements, and Sublandlord shall, within five (5) business days of receipt thereof, inform Subtenant of any changes which are necessary thereto, whereupon Subtenant shall use commercially reasonable efforts to adhere, and cause the Subtenant Agents to adhere, thereto, and (iii) Subtenant shall abide by all rules made by Landlord and Sublandlord with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Initial Improvements.

               4.3.2.2 Indemnity. Subtenant’s indemnity of Sublandlord as set forth in Section 20 of the Sublease (and Section 10.1 of the Lease, as incorporated herein) shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Subtenant or Subtenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Subtenant’s non-payment of any amount arising out of the Initial Improvements and/or Subtenant’s disapproval of all or any portion of any request for payment. Such indemnity by Subtenant, as set forth in Section 20 of the Sublease (and Section 10.1 of the Lease, as incorporated herein), shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Sublandlord’s or Landlord’s performance of any purely ministerial acts requested by Subtenant (i) to permit Subtenant to complete the Initial Improvements, and (ii) to enable Subtenant to obtain any building permit or certificate of occupancy for the Sublease Premises.

               4.3.2.3 Requirements of Subtenant’s Agents. Each of Subtenant’s Agents shall guarantee to Subtenant and for the benefit of Sublandlord and Landlord that the portion of the Initial Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Subtenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Initial Improvements, and/or the Premises, Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Initial Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of Landlord, Sublandlord and Subtenant, as their respective interests may appear, and can be directly enforced by either. Subtenant covenants to give to Landlord and Sublandlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

          4.3.2.4 Insurance Requirements.

               4.2.2.4.1 General Coverages. All of Subtenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Subtenant as set forth in Section 19(b) of the Sublease.

               4.2.2.4.2 Special Coverages. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord and Sublandlord covering the construction of the Initial Improvements, and such other insurance as Landlord and Sublandlord may require, it being understood and agreed that the Initial Improvements shall be insured by Subtenant pursuant to Section 19(b) of the Sublease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord and Sublandlord including, but not limited to, the requirement that all of Subtenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Subtenant as set forth in Section 19(b) of the Sublease.

               4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord and Sublandlord before the commencement of construction of the Initial Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord and Sublandlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Initial Improvements are damaged by any cause during the course of the construction thereof, Subtenant shall immediately repair the same at Subtenant’s sole cost and expense. Subtenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Initial Improvements are fully completed and accepted by Landlord and Sublandlord, except for any Products and Completed Operation Coverage insurance required by Landlord and Sublandlord, which is to be maintained for the term of the policy period following the substantial completion of the Initial Improvements. All policies carried under this Section 4.2.2.4 shall insure Landlord, Sublandlord and Subtenant, as their interests may appear, as well as Contractor and Subtenant’s Agents. All insurance, except Workers’ Compensation, maintained by Subtenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and/or Sublandlord and that any other insurance maintained by Sublandlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord and Sublandlord by Subtenant under Section 4.2.2.2 of this Work Letter.

          4.3.3 Governmental Compliance. The Initial Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person (collectively referred to herein as the “Code”); (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

          4.3.4 Inspection by Landlord and Sublandlord. Landlord and Sublandlord shall have the right to inspect the Initial Improvements at all times; provided, however, Landlord’s and/or Sublandlord’s failure to inspect the Initial Improvements shall in no event constitute a waiver of any of Sublandlord’s rights hereunder nor shall Landlord and/or Sublandlord’s inspection of the Initial Improvements constitute Landlord’s and/or Sublandlord’s respective approval of the same. Should Landlord or Sublandlord disapprove any portion of the Initial Improvements, they shall notify Subtenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord and/or Sublandlord of, the Initial Improvements shall be rectified by Subtenant at no expense to Landlord or Sublandlord; provided, however, if Landlord or Sublandlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Initial Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other subtenant’s use of such other subtenant’s leased premises, Landlord or Sublandlord may, at their sole discretion, take such action as Landlord or Sublandlord deems necessary, at Subtenant’s expense and without incurring any liability on Landlord’s or Sublandlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Initial Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s and Sublandlord’s satisfaction.

          4.3.5 Meetings. Commencing upon the execution of this Sublease, Subtenant shall hold regular meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Approved Working Drawings and the construction of the Initial Improvements, which meetings shall be held at the Project or another location in West Los Angeles, and, for at least one (1) meeting a month, Landlord and Sublandlord and/or their agents shall receive prior notice of, and shall have the right to attend, a meeting to review the Improvement Allowance draw package and the Initial Improvement design and/or construction status, and, upon Landlord’s and/or Sublandlord’s request, certain of Subtenant’s Agents shall attend such meetings. Upon request by Landlord and/or Sublandlord, Subtenant shall supply Landlord and/or Sublandlord with the date, time and location of any particular meeting relating to the construction of the Initial Improvements and Landlord and/or Sublandlord shall have the right to attend such meetings.

     4.4 Notice of Completion: Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Initial Improvements, Subtenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the California Civil Code or any successor statute, and shall furnish a copy thereof to Sublandlord upon such recordation. If Subtenant fails to do so, Sublandlord may execute and file the same on behalf of Subtenant as Subtenant’s agent for such purpose, at Subtenant’s sole cost and expense. At the conclusion of construction (i) Subtenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Sublease, and (C) to deliver to Landlord and Sublandlord two (2) sets of sepias or electronic format of such record set of drawings, together with any permits or similar documents issued by governmental agencies in connection with the construction of the Initial Improvements, within ninety (90) days following issuance of a certificate of occupancy for the Sublease Premises; and (ii) Subtenant shall deliver to Sublandlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Sublease Premises.

SECTION 5
MISCELLANEOUS

     5.1 Subtenant’s Representative. Subtenant has designated Mr. Steve Dettmann as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Subtenant as required in this Work Letter.

     5.2 Sublandlord’s Representative. Sublandlord has designated Mr. Randy Gustafson as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Subtenant, shall have full authority and responsibility to act on behalf of the Sublandlord as required in this Work Letter.

     5.3 Time of the Essence in This Subtenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Sublandlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Sublandlord. Sublandlord’s failure to approve or disapprove of any items within the time periods required herein for approval or disapproval shall be deemed to be Sublandlord’s approval thereof upon an additional one (1) business day’s notice from Subtenant to Sublandlord advising Sublandlord of the consequences of Sublandlord’s failure to so respond.

     5.4 Subtenant’s Sublease Default. Notwithstanding any provision to the contrary contained in the Sublease, if an event of default occurs under the Sublease, or a default by Subtenant under this Work Letter, has occurred at any time on or before the substantial completion of the Sublease Premises, then (i) in addition to all other rights and remedies granted to Sublandlord pursuant to the Sublease, Sublandlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Sublandlord may cause Contractor to cease the construction of the Sublease Premises (in which case, Subtenant shall be responsible for any delay in the substantial completion of the Sublease Premises caused by such work stoppage), and (ii) all other obligations of Sublandlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Sublease (in which case, Subtenant shall be responsible for any delay in the substantial completion of the Sublease Premises caused by such inaction by Sublandlord).

EXHIBIT “C”

SUBLEASE DATE CONFIRMATION NOTICE

     In accordance with and pursuant to Section 3(a) of that certain Sublease by and between ELECTRONIC ARTS INC., a Delaware corporation (the “Sublandlord”), and PLAYA CAPITAL COMPANY, LLC, a Delaware limited liability company (the “Subtenant”), the parties hereby confirm the following with respect to certain dates described in the Sublease: (a) the Commencement Date occurred on                     , 2003; (b) the First SLET Date is                     , 2007; (c) the STET Date and the Second SLET Date shall occur on                          , 2008; and (d) the Expiration Date shall occur on                          , 2013.

DATE: , 200	SUBLANDLORD:

ELECTRONIC ARTS INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

DATE: , 200	SUBTENANT:

PLAYA CAPITAL COMPANY, LLC, a Delaware limited liability company

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT “D”

Subtenant Stairs, Entry Door and Signage

EXHIBIT “E”

Location of Parking in
Existing Parking Facilities

PLAYA CAPITOL
PARKING BOUNDRY
CHAIN LINK FENCE
TYP.
1 2 3 4 5 6 7 8 9 10 11 12
13 14 15 16 17 18 19 20 21 22 23 24
25 HC 26 27 28 29 30 31 32 33 34 35
36 37 38 39 40 41 42 43 44 45
46 47 48 49
50 51 52 53

EXHIBIT “F”

Lease

[Attached]

EXHIBIT “G”

BUILDING RULES AND REGULATIONS

          The following rules and regulations shall apply, where applicable, to the Sublease Premises, the Building, the parking garage, the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Sublease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Subtenant or used by Subtenant for any purpose other than ingress and egress to and from the Sublease Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Subtenant permit Subtenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Subtenant, its agents, employees or invitees, shall be paid for by Subtenant, and Sublandlord shall not be responsible for the damage.

3.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Sublandlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Subtenant, at Subtenant’s cost and expense, using graphics approved by Sublandlord for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Sublease Premises or Building except by the Building maintenance personnel.

4.
Subtenant shall not place any lock(s) on any door in the Sublease Premises or Building without Sublandlord’s prior written consent and Sublandlord and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Sublease Premises. A reasonable number of keys to the locks on the entry doors in the Sublease Premises shall be furnished by Sublandlord to Subtenant at Subtenant’s cost, and Subtenant shall not make any duplicate keys. All keys shall be returned to Sublandlord at the expiration or early termination of this Sublease.

5.
All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Sublandlord’s and Landlord’s prior approval and shall be required to comply with Sublandlord’s and Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

6.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Subtenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Sublandlord. Subtenant shall obtain Sublandlord’s prior approval by providing a detailed listing of the activity. If approved by Sublandlord, the activity shall be under the supervision of Sublandlord and performed in the manner required by Sublandlord. Subtenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Sublandlord or of any other party is damaged or injured as a result of or in connection with the activity, Subtenant shall be solely liable for any resulting damage or loss.

7.
Landlord and Sublandlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Sublease Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of Subtenant’s Property shall be repaired at Subtenant’s sole expense.

8.	Corridor doors, when not in use, shall be kept closed.

9.
Subtenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Sublandlord’s sole opinion, constitute a nuisance.

10.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Sublease Premises.

11.
No inflammable, explosive or dangerous fluids or substances shall be used or kept by Subtenant in the Sublease Premises, Building or about the Property. Subtenant shall not, without Sublandlord’s and Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Sublease Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Subtenant shall comply with all Laws pertaining to and governing the use of these materials by Subtenant, and shall remain solely liable for the costs of abatement and removal.

12.
Subtenant shall not use or occupy the Sublease Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Sublease Premises or the Buildings. Subtenant shall not use, or permit any part of the Sublease Premises to be used, for lodging, sleeping or for any illegal purpose.

13.
Subtenant shall not take any action which would violate Landlord’s and/or Sublandlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s and/or Sublandlord’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Subtenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord and/or Sublandlord, immediately terminate any work in the Sublease Premises that gave rise to the Labor Disruption, until Landlord and/or Sublandlord gives its written consent for the work to resume. Subtenant shall have no claim for damages against Landlord and/or Sublandlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

14.
Subtenant shall not install, operate or maintain in the Sublease Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Sublandlord and/or Landlord. Subtenant shall not furnish cooling or heating to the Sublease Premises, including, without limitation, the use of electronic or gas heating devices, without Sublandlord’s and Landlord’s prior written consent. Subtenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

15.
Subtenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Subtenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

16.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Sublandlord.

17.
Sublandlord and/or Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Subtenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s and/or Sublandlord’s systems and procedures.

18.
Landlord and Sublandlord shall have the right to prohibit the use of the name of the Building or Property or any other publicity by Subtenant that in Landlord’s and/or Sublandlord’s sole opinion may impair the reputation of the Building or Property or their desirability. Upon written notice from Landlord and/or Sublandlord, Subtenant shall refrain from and discontinue such publicity immediately.

19.	Subtenant shall not canvass, solicit or peddle in or about the Building or the Property.

20.
Neither Subtenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Sublandlord, nor shall the above parties allow smoke from the Sublease Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Sublease Premises) as a non-smoking building.

21.
Sublandlord shall have the right to designate and approve standard window coverings for the Sublease Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Subtenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Sublease Premises while they are exposed to the direct rays of the sun.

22.
Deliveries to and from the Sublease Premises shall be made only at the times, in the areas and through the entrances and exits designated by Sublandlord. Subtenant shall not make deliveries to or from the Sublease Premises in a manner that might interfere with the use by any other tenant of its premises (including Sublandlord) or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.
The work of cleaning personnel shall not be hindered by Subtenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Subtenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.